EXHIBIT 99.1

Whole Foods Market Reports Second Quarter Results

Comparable Store Sales Increase 7.8%, Accelerating to 16.5% on a Two-Year Basis Including Negative 50 Basis Point Impact From Easter Shift; Company Produces 6.0% Operating Margin, $0.51 in Earnings per Share and Raises EPS Outlook for Fiscal Year 2011

AUSTIN, Texas, May 4, 2011 (GLOBE NEWSWIRE) -- Whole Foods Market, Inc. (Nasdaq:WFMI) today announced a change in its trading symbol to "WFM" from "WFMI" effective May 6, 2011 and reported results for the 12-week second quarter ended April 10, 2011. Sales for the quarter increased 12% to $2.4 billion. Comparable and identical store sales increased 7.8%, or 16.5% and 15.5% on a two-year stacked basis, respectively, including a negative impact of 50 basis points from Easter shifting from the second quarter last year to the third quarter this year. Earnings before interest, taxes, depreciation and amortization ("EBITDA") increased 14% from the prior year to $208.3 million, net income increased 33% to $89.9 million, and diluted earnings per share increased 29% to $0.51. Results included a LIFO charge of $1.0 million versus a credit of $3.0 million in the prior year; a gain of $3.2 million in the prior year from the sale of a non-operating property; net interest income of $0.7 million versus net interest expense of $5.9 million in the prior year; and an effective tax rate of 37.0% versus 40.5% in the prior year.

"These are the strongest overall results we have reported in the past five years.  Our solid execution is generating consistent cash flow, and with our long-term debt now fully repaid, we are considering other uses for our growing cash balance, including accelerating our growth, raising our dividend and repurchasing stock," said John Mackey co-founder and co-chief executive officer of Whole Foods Market. "We are very proud of our balance sheet and that, despite a much tougher year-ago comparison, we are reporting our sixth consecutive quarter of accelerating two-year identical store sales growth.  Based on our results for the quarter, we have raised our earnings outlook by $0.10 for the year."

The following table shows the Company's comparable and identical store sales results for the last five quarters and for the five weeks ending May 1, 2011.

						Five Weeks
						Ended
	2Q10	3Q10	4Q10	1Q11	2Q11*	5/1/11**

Sales growth	13.4%	15.2%	14.7%	13.8%	11.6%

Comparable store sales growth	8.7%	8.8%	8.7%	9.1%	7.8%	8.1%
Two-year comps	3.9%	6.3%	7.7%	12.6%	16.5%	17.2%

Identical store sales growth	7.7%	8.4%	8.7%	9.1%	7.8%	7.9%
Two-year idents	1.9%	4.6%	6.4%	11.6%	15.5%	16.0%
Sequential basis point change	432	272	178	518	392

 * Comparable and identical store sales growth includes a 50 basis point negative impact from the Easter shift.

** Results include Easter week in both the current and prior year.

For the quarter, the LIFO charge was $1.0 million versus a credit of $3.0 million in the prior year, a negative impact of 18 basis points. Excluding LIFO, gross profit increased 53 basis points to 35.6% of sales driven by an improvement in both occupancy costs and cost of goods sold as a percentage of sales. Direct store expenses improved 31 basis points to 25.9% of sales due to leverage in wages, depreciation and healthcare costs as a percentage of sales.  As a result, store contribution, excluding LIFO, improved 84 basis points to 9.8% of sales.

For stores in the identical store base, gross profit improved 66 basis points to 35.7% of sales, direct store expenses improved 50 basis points to 25.7% of sales, and store contribution improved 116 basis points to 10.0% of sales.

G&A expenses increased 25 basis points to 3.2% of sales due primarily to an increase in salaries and benefits as a percentage of sales.

Pre-opening expenses were $9.5 million versus $11.6 million in the prior year. Relocation, store closure and lease termination costs were $1.0 million versus a credit of $2.7 million in the prior year. Prior-year results included a $3.2 million gain on the sale of a non-operating property.

Net interest income was $0.7 million versus net interest expense of $5.9 million in the prior year. This change was driven by a $520.8 million decrease in total debt and lower average interest rates compared to the prior year.

The effective tax rate declined to 37.0% versus 40.5% in the prior year due to savings realized by the Company as a result of certain initiatives and investments.

During the quarter, the Company produced $149.8 million in cash flow from operations and invested $78.6 million in capital expenditures, of which $43.9 million related to new stores. This resulted in free cash flow of $71.2 million. In addition, the Company repaid $200 million of its term loan and paid $17.3 million in dividends to shareholders. At the end of the quarter, total cash and cash equivalents, restricted cash, and investments were $721.2 million, and total debt was $208.2 million. Subsequent to the close of the second quarter, the Company repaid the remaining $190 million balance on its term loan and paid $17.6 million in dividends to shareholders.

Additional information on the quarter for comparable stores and all stores is provided in the following table.

		NOPAT	# of	Average	Total
Comparable Stores	Comps	ROIC[1]	Stores	Size	Square Feet

Over 14 years old (18.8 years old, s.f. weighted)	2.7%	106%	61	26,500	1,617,000
Between 11 and 14 years old	8.7%	79%	62	30,500	1,891,500
Between eight and 11 years old	6.7%	72%	46	34,000	1,564,300
Between five and eight years old	6.9%	53%	50	42,600	2,129,500
Between two and five years old	12.4%	14%	54	54,100	2,922,100
Less than two years old (including one relocation)	12.9%	10%	17	46,700	793,400

All comparable stores (8.6 years old, s.f. weighted)	7.8%	42%	290	37,600	10,918,000
All stores (8.3 years old, s.f. weighted)		38%	304	37,800	11,478,200

 1Reflects store-level capital and net operating profit after taxes ("NOPAT"), including pre-opening expense

Fiscal Year Results

For the 28-week period ended April 10, 2011, sales increased 13% to $5.4 billion. Comparable and identical store sales increased 8.5%, or 14.3% and 13.2% on a two-year stacked basis, respectively, including a negative impact of 24 basis points from Easter shifting from the second quarter last year to the third quarter this year. EBITDA increased 20% to $442.6 million, income available to common shareholders increased 53% to $178.7 million, and diluted earnings per share increased 42% to $1.02. Fiscal-year results included a LIFO charge of $3.0 million versus a credit of $2.8 million in the prior year; store closure reserve adjustments of $0.5 million versus $8.4 million in the prior year; a gain of $3.2 million in the prior year from the sale of a non-operating property; net interest income of $1.0 million versus net interest expense of $14.6 million in the prior year; and an effective tax rate of 38.5% versus 40.7% in the prior year.

For the fiscal year, the Company produced $402.8 million in cash flow from operations and invested $169.6 million in capital expenditures, of which $89.5 million related to new stores. This resulted in free cash flow of $233.2 million. Year to date through May 4, 2011, the Company has repaid $490 million of its term loan and paid approximately $35.0 million in dividends to shareholders.

The following table shows the Company's year-to-date results through the second quarter for certain line items compared to its historical five-year ranges and averages.

	FY06-FY10 Range		FY06-FY10	FY11
	Low	High	Average	YTD

Sales growth	1.0%	23.6%	14.2%	12.8%
Comparable store sales growth	-3.1%	11.0%	5.4%	8.5%
Identical store sales growth	-4.3%	10.3%	4.4%	8.5%
Ending square footage growth	6%	46%	15%	5%
Percent of sales from new & relocated stores	7%	9%	7%	4%

Gross profit	34.0%	34.9%	34.6%	35.0%
Direct store expenses	25.4%	26.7%	26.3%	26.1%
Store contribution	7.5%	9.6%	8.3%	8.9%
G&A expenses	3.0%	3.4%	3.2%	3.1%

Growth and Development

The Company opened three stores, including one relocation, in the second quarter and has relocated one store so far in the third quarter. The Company expects to open six additional new stores, including two relocations, in the third quarter. The Company currently has 304 stores totaling approximately 11.5 million square feet.

Since its first quarter earnings release, the Company has terminated one lease for a 25,000 square foot store in development. The Company also recently signed nine new leases averaging 32,200 square feet in size in Markham, Ontario; Fulham, England; Tampa, FL; Des Moines, IA; Chicago, IL; Riverdale, MD; Wilmington, NC; southern NH; and Knoxville, TN. These stores currently are scheduled to open in fiscal year 2012 and beyond.

The following table provides additional information about the Company's store openings in fiscal years 2010 and 2011 year to date, leases currently tendered but unopened, and total development pipeline (including leases currently tendered) for stores scheduled to open through fiscal year 2014. For accounting purposes, a store is considered tendered on the date the Company takes possession of the space for construction and other purposes, which is typically when the shell of the store is complete or nearing completion.

	Stores	Stores	Current	Current
	Opened	Opened	Leases	Leases
New Store Information	FY10	FY11 YTD	Tendered	Signed

Number of stores (including relocations)	16	7	20	61
Number of relocations	0	2	5	7
Number of lease acquisitions, ground leases and owned properties	0	0	4	4
New markets	4	0	1	12
Average store size (gross square feet)	42,600	40,900	37,900	36,600
Total square footage	682,200	286,400	757,400	2,249,100
Average tender period in months	10.9
Average pre-opening expense per store (incl. rent)	$2.6 mil
Average pre-opening rent per store	$1.2 mil
Average development cost (excl. pre-opening)	$11.1 mil
Average development cost per square foot	$261

 Outlook for Fiscal Year 2011

The following table provides additional information on the Company's updated 2011 outlook.

	Prior	Current	Q2 YTD	Q3-Q4
	FY11 Outlook	FY11 Outlook	Actuals	Implied Outlook

Sales growth	10.7% - 12.8%	11.7% - 12.6%	12.8%	10.3% - 12.4%
Comparable store sales growth	7.2% - 9.2%	7.9% - 8.9%	8.5%	7.2% - 9.2%
Two-year comps	14.3% - 16.3%	15.0% - 16.0%	14.3%	15.9% - 18.0%
Identical store sales growth	7.0% - 9.0%	7.8% - 8.7%	8.5%	7.0% - 9.0%
Two-year idents	13.5% - 15.5%	14.3% - 15.2%	13.2%	15.5% - 17.5%
Weighted square footage growth	5%	5%	6%	4%

LIFO charge	$4.5 -- $5.0 mil	$5.5 -- $6.0 mil	$3.0 mil	$2.5 -- $3.0 mil
G&A expenses	3.0%	3.0%	3.1%	3.0%
Pre-opening and relocation costs	$50 -- $53 mil	$50 -- $53 mil	$22 mil	$28 -- $31 mil
Operating margin	5.2%	5.4%	5.4%	5.3% - 5.4%
EBITDA	$800 -- $815 mil	$827 -- $837 mil	$443 mil	$384 -- $394 mil
Net interest income	$1 -- $2 mil	$3 -- $4 mil	$1 mil	$2 -- $3 mil

Tax rate	40.0%	38.5% - 38.8%	38.5%	38.5% - 39.0%
Diluted shares outstanding	175 - 176 mil	178 mil	176 mil	181 mil

Diluted EPS	$1.76 -- $1.80	$1.87 -- $1.90	$1.02	$0.85 -- $0.88
YOY % change	23% - 26%	31% - 33%	42%	20% - 24%
Capital expenditures	$350 -- $400 mil	$350 -- $400 mil	$170 mil	$180 -- $230 mil

For the five-week period ending May 1, 2011, including Easter in both years, identical store sales increased 7.9%.  On a two-year basis, identical store sales increased 16.0%, in line with results for the second quarter excluding the negative impact of the Easter shift.  The low end of the Company's identical store sales guidance for the fiscal year assumes a slight deceleration in identical store sales growth on a two-year basis from the 16.0% two-year idents the Company produced for this five-week period, while the high end assumes an acceleration in two-year identical store sales growth, albeit at a more moderate rate than in the first half of the fiscal year. The Company believes these ranges appropriately reflect marginally tougher comparisons in the second half of the year, while also allowing for the possibility that the Company's 8.5% year-to-date identical store sales growth could be sustained especially given the likelihood of some positive impact from higher inflation.

Based on its second quarter results and updated assumptions, the Company is raising its diluted EPS range for the year to $1.87 to $1.90, an increase of 31% to 33% year over year.  For the second half of the year, the Company does not expect to produce the same level of year-over-year earnings growth that it has produced year to date. While the Company expects the benefit of net interest income and a lower tax rate to continue in the second half of the year, the Company expects a greater year-over-year increase in pre-opening and relocation expenses of approximately $13 to $16 million; a greater negative change in LIFO of approximately $7 to $8 million year over year; and a year-over-year increase in average diluted shares outstanding of approximately eight million.  In addition, the Company expects lower total sales growth on tougher comparisons, which could make it difficult to leverage costs to the extent the Company did in the first half of the year. The Company notes the fourth quarter is seasonally its weakest quarter of the fiscal year in terms of average weekly sales and store contribution.

The Company is committed to producing positive free cash flow on an annual basis, including sufficient cash flow to fund the 61 stores in its current development pipeline. The following table provides information about the Company's estimated store openings through 2014 based on this pipeline. These openings reflect estimated tender dates, which are subject to change, and do not incorporate any potential new leases, terminations or square footage reductions.

	Total		Average Square	Ending Square	Square Footage
	Openings	Relocations	Feet per Store	Footage[1]	Growth[1]

FY11 remaining stores in development	10	4	36,500	11,786,200	5%
FY12 stores in development	20	0	35,900	12,503,300	6%
FY13 stores in development	22	3	36,300	13,228,900	6%
FY14 stores in development	9	0	39,800	13,582,500	3%
Total	61	7

1 Reflects seven openings and one expansion year to date, plus two additional expansions in fiscal year 2011

About Whole Foods Market

Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the leading natural and organic foods supermarket, and America's first national certified organic grocer. In fiscal year 2010, the Company had sales of approximately $9.0 billion and currently has 304 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs approximately 61,000 Team Members and has been ranked for 14 consecutive years as one of the "100 Best Companies to Work For" in America by Fortune magazine.

The Whole Foods Market, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6063

Forward-looking statements

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include general business conditions, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition, changes in the Company's access to available capital, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market's report on Form 10-K for the fiscal year ended September 26, 2010.  Whole Foods Market undertakes no obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial-in number is 1-800-862-9098, and the conference ID is "Whole Foods."  A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Twelve weeks ended		Twenty-eight weeks ended
	April 10, 2011	April 11, 2010	April 10, 2011	April 11, 2010
Sales	$ 2,350,518	$ 2,106,061	$ 5,354,173	$ 4,745,219
Cost of goods sold and occupancy costs	1,513,699	1,363,632	3,479,115	3,096,574
Gross profit	836,819	742,429	1,875,058	1,648,645
Direct store expenses	608,484	551,705	1,398,867	1,254,511
Store contribution	228,335	190,724	476,191	394,134
General and administrative expenses	75,661	62,540	164,172	138,476
Operating income before pre-opening and store closure	152,674	128,184	312,019	255,658
Pre-opening expenses	9,543	11,636	18,183	24,445
Relocation, store closure and lease termination costs	1,003	(2,688)	4,149	9,724
Operating income	142,128	119,236	289,687	221,489
Interest expense	(1,283)	(7,783)	(3,616)	(18,336)
Investment and other income	1,941	1,910	4,593	3,693
Income before income taxes	142,786	113,363	290,664	206,846
Provision for income taxes	52,851	45,912	111,999	84,240
Net income	89,935	67,451	178,665	122,606
Preferred stock dividends	--	--	--	5,478
Income available to common shareholders	$ 89,935	$ 67,451	$ 178,665	$ 117,128

Basic earnings per share	$ 0.51	$ 0.39	$ 1.03	$ 0.73
Weighted average shares outstanding	174,686	170,893	173,606	161,476

Diluted earnings per share	$ 0.51	$ 0.39	$ 1.02	$ 0.72
Weighted average shares outstanding, diluted basis	177,124	171,826	175,614	170,953

Dividends declared per common share	$ 0.10	$ --	$ 0.20	$ --

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows:

	Twelve weeks ended		Twenty-eight weeks ended
	April 10, 2011	April 11, 2010	April 10, 2011	April 11, 2010
Income available to common shareholders
(numerator for basic earnings per share)	$ 89,935	$ 67,451	$ 178,665	$ 117,128
Preferred stock dividends	--	--	--	5,478
Adjusted income available to common shareholders
(numerator for diluted earnings per share)	$ 89,935	$ 67,451	$ 178,665	$ 122,606
Weighted average common shares outstanding
(denominator for basic earnings per share)	174,686	170,893	173,606	161,476
Potential common shares outstanding:
Assumed conversion of preferred shares	--	--	--	8,823
Incremental shares from assumed exercise of stock options	2,438	933	2,008	654
Weighted average common shares outstanding and
potential additional common shares outstanding
(denominator for diluted earnings per share)	177,124	171,826	175,614	170,953

Basic earnings per share	$ 0.51	$ 0.39	$ 1.03	$ 0.73
Diluted earnings per share	$ 0.51	$ 0.39	$ 1.02	$ 0.72

Whole Foods Market, Inc.
Consolidated Balance Sheets (unaudited)
April 10, 2011 and September 26, 2010
(In thousands)

Assets	2011	2010
Current assets:
Cash and cash equivalents	$ 162,103	$ 131,996
Short-term investments - available-for-sale securities	391,846	329,738
Restricted cash	86,785	86,802
Accounts receivable	155,092	133,346
Merchandise inventories	341,539	323,487
Prepaid expenses and other current assets	62,127	54,686
Deferred income taxes	103,394	101,464
Total current assets	1,302,886	1,161,519
Property and equipment, net of accumulated depreciation and amortization	1,933,764	1,886,130
Long-term investments - available-for-sale securities	80,437	96,146
Goodwill	661,483	665,224
Intangible assets, net of accumulated amortization	67,093	69,064
Deferred income taxes	81,549	99,156
Other assets	9,362	9,301
Total assets	$ 4,136,574	$ 3,986,540

Liabilities And Shareholders' Equity
Current liabilities:
Current installments of long-term debt and capital lease obligations	$ 435	$ 410
Accounts payable	233,991	213,212
Accrued payroll, bonus and other benefits due team members	254,334	244,427
Dividends payable	17,572	--
Other current liabilities	338,072	289,823
Total current liabilities	844,404	747,872
Long-term debt and capital lease obligations, less current installments	207,741	508,288
Deferred lease liabilities	321,986	294,291
Other long-term liabilities	59,708	62,831
Total liabilities	1,433,839	1,613,282

Shareholders' equity:
Common stock, no par value, 300,000 shares authorized;
175,713 and 172,033 shares issued and outstanding
in 2011 and 2010, respectively	1,954,250	1,773,897
Accumulated other comprehensive income	6,408	791
Retained earnings	742,077	598,570
Total shareholders' equity	2,702,735	2,373,258
Commitments and contingencies
Total liabilities and shareholders' equity	$ 4,136,574	$ 3,986,540

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
April 10, 2011 and April 11, 2010
(In thousands)

	Twenty-eight weeks ended
	April 10, 2011	April 11, 2010
Cash flows from operating activities
Net income	$ 178,665	$ 122,606
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	152,903	146,795
Loss (gain) on disposition of fixed assets	914	(2,172)
Impairment of long-lived assets	581	1,875
Share-based payment expense	12,848	9,173
LIFO expense (benefit)	3,000	(2,805)
Deferred income tax expense (benefit)	15,747	(7,773)
Excess tax benefit related to exercise of team member stock options	(9,251)	(1,844)
Deferred lease liabilities	24,110	19,954
Other	(379)	(3,895)
Net change in current assets and liabilities:
Accounts receivable	(24,991)	(17,581)
Merchandise inventories	(20,474)	(2,734)
Prepaid expenses and other current assets	(7,310)	10,370
Accounts payable	20,176	17,565
Accrued payroll, bonus and other benefits due team members	9,580	14,980
Other current liabilities	46,457	33,342
Net change in other long-term liabilities	241	5,127
Net cash provided by operating activities	402,817	342,983
Cash flows from investing activities
Development costs of new locations	(89,451)	(110,966)
Other property and equipment expenditures	(80,130)	(36,055)
Purchase of available-for-sale securities	(780,154)	(615,492)
Sale of available-for-sale securities	731,306	192,685
Decrease (increase) in restricted cash	17	(16,184)
Other investing activities	(1,576)	(1,048)
Net cash used in investing activities	(219,988)	(587,060)
Cash flows from financing activities
Common stock dividends paid	(17,348)	--
Preferred stock dividends paid	--	(8,500)
Issuance of common stock	153,067	34,321
Excess tax benefit related to exercise of team member stock options	9,251	1,844
Payments on long-term debt and capital lease obligations	(300,123)	--
Other financing activities	--	(110)
Net cash provided by (used in) financing activities	(155,153)	27,555
Effect of exchange rate changes on cash and cash equivalents	2,431	1,601
Net change in cash and cash equivalents	30,107	(214,921)
Cash and cash equivalents at beginning of period	131,996	430,130
Cash and cash equivalents at end of period	$ 162,103	$ 215,209

Supplemental disclosure of cash flow information:
Interest paid	$ 14,002	$ 28,653
Federal and state income taxes paid	$ 109,611	$ 76,616
Non-cash transaction:
Conversion of redeemable preferred stock into common stock	$ --	$ 418,247

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Earnings before interest, taxes, depreciation and amortization ("EBITDA"), Adjusted EBITDA and Free cash flow in the press release as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as a component of incentive compensation. The Company defines Adjusted EBITDA as EBITDA plus non-cash asset impairment charges. The Company defines Free cash flow as net cash provided by operating activities less capital expenditures.

The following is a tabular presentation of the non-GAAP financial measures, EBITDA and Adjusted EBITDA including a reconciliation to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended		Twenty-eight weeks ended
EBITDA and Adjusted EBITDA	April 10, 2011	April 11, 2010	April 10, 2011	April 11, 2010
Net income	$ 89,935	$ 67,451	$ 178,665	$ 122,606
Provision for income taxes	52,851	45,912	111,999	84,240
Interest expense, net	(658)	5,873	(977)	14,643
Operating income	142,128	119,236	289,687	221,489
Depreciation and amortization	66,212	63,094	152,903	146,795
Earnings before interest, taxes, depreciation & amortization (EBITDA)	208,340	182,330	442,590	368,284
Impairment of assets	22	145	581	1,875
Adjusted EBITDA	$ 208,362	$ 182,475	$ 443,171	$ 370,159

The following is a tabular reconciliation of the Free cash flow non-GAAP financial measure.

	Twelve weeks ended		Twenty-eight weeks ended
Free cash flow	April 10, 2011	April 11, 2010	April 10, 2011	April 11, 2010
Net cash provided by operating activities	$ 149,832	$ 181,506	$ 402,817	$ 342,983
Development costs of new locations	(43,890)	(51,693)	(89,451)	(110,966)
Other property and equipment expenditures	(34,694)	(12,798)	(80,130)	(36,055)
Free cash flow	$ 71,248	$ 117,015	$ 233,236	$ 195,962

CONTACT: Cindy McCann
         VP of Investor Relations
         512.542.0204